EXHIBIT 10.1

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement, dated as of September 20, 2010 (this “Agreement”), is entered into by and between Hollywood Creations, Inc., a Delaware corporation (the “Company”), and Quepasa Corporation, a Nevada corporation (the “Investor”).

RECITALS

A.           On the terms and subject to the conditions set forth herein, the Investor is willing to purchase from the Company, and the Company is willing to sell to such Investor, convertible promissory notes (each a “Note” and, collectively, the “Notes”) in the principal amounts set forth in Section 2(a) below.

B.           Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Note attached hereto as Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Authorization and Sale of the Notes.

(a)      Authorization.  As of the First Tranche Closing (as defined below) the Company will have authorized the issuance and sale, pursuant to the terms of this Agreement, of the Notes.

(b)      Issuance of Notes.  Subject to all of the terms and conditions hereof, the Company agrees to issue and sell to the Investor, and the Investor agrees to purchase, the Notes, each in the form of Exhibit A hereto, in the principal amounts set forth in Section 2(a) below.

2.           Closing Mechanics.

(a)      Tranches.  The sale and purchase of the Notes shall take place in three tranches.  The first tranche (the “First Tranche”) shall consist of the sale of a Note (the “First Tranche Note”) in the aggregate principal amount of Two Hundred Sixteen Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($216,666.67).  Subject to Section 2(c) below, the second tranche (the “Second Tranche”) shall consist of the sale of a Note (the “Second Tranche Note”) in the aggregate principal amount of Two Hundred Sixteen Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($216,666.67).  Subject to Section 2(d) below, the third tranche (the “Third Tranche”) shall consist of the sale of a Note (the “Third Tranche Note”) in the aggregate principal amount of Two Hundred Sixteen Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($216,666.67).

(b)      First Tranche Closing.  The closing of the First Tranche (the “First Tranche Closing”) shall be held at such place and time as the Company and the Investor may determine (the “First Tranche Closing Date”).  At the First Tranche Closing, the Company will deliver to the Investor the First Tranche Note, against receipt by the Company of the corresponding purchase price of Two Hundred Sixteen Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($216,666.67).  The First Tranche Note will be promptly registered in the Investor’s name in the Company’s records.

(c)      Second Tranche Closing.  Following the completion of the Second Tranche Milestone set forth in Schedule I, within ten (10) days of a request in writing (a “Funding Notice”) from the Chief Executive Officer of the Company or another authorized representative of the Company to the Investor, the Company shall issue and sell and the Investor shall purchase the Second Tranche Note (the “Second Tranche Closing”); provided, however, that the Investor shall not be obligated to purchase the Second Tranche Note if an Event of Default has occurred or would result from the Second Tranche Closing.  At the Second Tranche Closing, the Company will deliver to the Investor the Second Tranche Note, against receipt by the Company of the corresponding purchase price of Two Hundred Sixteen Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($216,666.67).  The Second Tranche Note will be promptly registered in the Investor’s name in the Company’s records.  The Second Tranche Closing shall take place at such date, time and place as shall be approved by the Company in its sole discretion provided that the Investor may deliver funds by wire transfer and any required documents by overnight courier (the “Second Tranche Closing Date”). Notwithstanding the foregoing, following the First Tranche Closing, the Company and the Investor shall jointly develop additional specifications for the first two games, as well as any future games developed under this Agreement so that the games include social sharing tools.

(d)      Third Tranche Closing.  Following the completion of the Third Tranche Milestone set forth in Schedule I, within ten (10) days of a Funding Notice from the Chief Executive Officer of the Company or another authorized representative of the Company to the Investor, the Company shall issue and sell and the Investor shall purchase the Third Tranche Note (the “Third Tranche Closing”); provided, however, that the Investor shall not be obligated to purchase the Third Tranche Note if an Event of Default has occurred or would result from the Third Tranche Closing.  At the Third Tranche Closing, the Company will deliver to the Investor the Third Tranche Note, against receipt by the Company of the corresponding purchase price of Two Hundred Sixteen Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($216,666.67).  The Third Tranche Note will be promptly registered in the Investor’s name in the Company’s records.  The Third Tranche Closing shall take place at such date, time and place as shall be approved by the Company in its sole discretion (the “Third Tranche Closing Date”).

(e)      Put. In the event that at least 60 but not more than 120 days have elapsed from the completion of the Second Tranche Milestone and/or the Third Tranche Milestone, as the case may be, and in either or both events the Company has not delivered a funding Notice to the Investor, the Investor  may deliver a notice of intent to lend $216,666.67  to the Company in which case all of the provisions of Section 2(c) or 2(d) (except for the reference to a Funding Notice) as well as other provisions of this Agreement shall apply.

(f)      Use of Proceeds.  The proceeds of the sale and issuance of the Notes shall be used for general corporate purposes, including development of skill-based wagering titles as contemplated by Schedule I.

(g)       Payments.  The Company will make all cash payments due under the Notes in immediately available funds by 1:00 p.m. Pacific time on the date such payment is due at the address for such purpose set forth on the signature pages hereto, or at such other address, or in such other manner, as an Investor or other registered holder of a Note may from time to time direct in writing.

(h)       Reservation of Stock.  Following the date hereof and prior to conversion of the Notes, the Company will use its best efforts to promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for effectuating the actions contemplated hereby.

(i)       Right of the Investor Not to Fund.  Notwithstanding anything in this Agreement to the contrary, the Investor may elect to not consummate the Second Tranche Closing  and/or the Third Tranche Funding and make further loans, as the case may be by giving written notice to the Company within seven (7) days after the Funding Notice referred to in Section 2(c) or (d), as applicable.  In such event, the Investor shall have no liability to the Company.  If the Investor declines to consummate the Second Tranche Closing and the Company and the Investor have agreed upon the additional specifications outlined in Section 2(b), the First Tranche Note shall be deemed paid in full. If, however, the Company and the Investor have not, acting reasonably and in good faith, agreed upon the additional specifications outlined in Section 2(b), the Note shall remain payable according to its terms.  If the Investor declines to consummate the Third Tranche Closing, the First Tranche Note and the Second Tranche Note shall be payable according to their terms.

(j)      Definitions.  Each of the First Tranche Closing, the Second Tranche Closing and the Third Tranche Closing are referred to herein as a “Closing”.  Each of the First Tranche Closing Date, the Second Tranche Closing Date and the Third Tranche Closing Date are referred to herein as a “Closing Date”.

3.           Representations and Warranties of the Company.  The Company represents and warrants to the Investor that:

(a)           Due Incorporation, Qualification, etc.  The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company or its business or the Company’s ability to perform in any material respect on a timely basis its material obligations under any Transaction Document (a “Material Adverse Effect”).

(b)           Authority.  The execution, delivery and performance by the Company of each Transaction Document to be executed by the Company and the consummation of the transactions contemplated thereby (i) are within the power of the Company and (ii), subject to Section 2(h), have been duly authorized by all necessary actions on the part of the Company and its officers, directors and stockholders.

(c)           Enforceability.  Each Transaction Document executed, or to be executed, by the Company has been, or will be, duly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)           Non-Contravention.  The execution and delivery by the Company of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Company’s certificate of incorporation or bylaws (as amended, the “Charter Documents”) or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

(e)           Duly Issued; Nonassessable.  The Notes, when issued, sold and delivered in accordance with the terms of this Agreement and the Notes for the consideration provided for herein and therein, will be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.  The shares of capital stock issuable upon conversion of the Notes, when issued upon such conversion in accordance with the Notes, will be duly authorized and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof, with the Investor being entitled to all rights accorded to a holder of such capital stock.

(f)           Subsidiaries.  Each of the Company’s subsidiaries is duly organized, validly existing and in good standing (where such concept exists in the applicable jurisdiction) under the laws of its jurisdiction of organization and is in good standing under such laws and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.  None of the Company’s subsidiaries owns or leases property or engages in any activity in any jurisdiction that might require its qualification to do business as a foreign corporation in such jurisdiction and in which the failure to qualify as such would have a Material Adverse Effect.

(g)           Approvals.  Subject to Section 2(h), no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby, other than such as have been obtained and remain in full force and effect and other than such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement.

(h)           No Violation or Default.  Subject to Section 3(h) of the Disclosure Schedule, none of the Company or the Company’s subsidiaries is in violation of or in default with respect to (i) their Charter Documents or other organizational documents or any material judgment, order, writ, decree, statute, rule or regulation applicable to such Person, or (ii) any material mortgage, indenture, agreement, instrument or contract to which such Person is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), in either case as such would have a Material Adverse Effect.

(i)           Litigation.  Subject to Section 3(i) of the Disclosure Schedule, there are no actions (including, without limitation, derivative actions), suits, proceedings or investigations pending or, to the knowledge of the Company, overtly threatened against the Company or the Company’s subsidiaries at law or in equity in any court or before any other governmental authority that (i) if adversely determined would (alone or in the aggregate) result in a material liability or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by the Company of the Transaction Documents or the transactions contemplated thereby.

(j)           Title.  Subject to Section 3(j) of the Disclosure Schedule, the Company and the Company’s subsidiaries own and have good and marketable title in fee simple absolute to, or a valid leasehold interest in, all their respective real properties and good title to their other respective assets and properties that are material to the business of the Company and the Company’s subsidiaries, in each case free and clear of all liens, encumbrances and defects.

(k)           Intellectual Property.  The Company owns, or has the right to use pursuant to written license agreements, sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as proposed to be conducted, without any conflict with, or infringement of the rights of, others. The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of any material trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and there is no action or proceeding being made or brought against, or to the Company’s knowledge, claim, action or proceeding being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement, which could reasonably be expected to have a Material Adverse Effect.

(l)           Financial Statements.  The Company was recently formed, is in the early stages of its development, and has not prepared any financial statements.

(m)           Equity Securities.  The Company’s total authorized and issued capitalization as of the date hereof is as set forth in Section 3(m) of the Disclosure Schedule.  The equity securities (“Equity Securities”) of the Company have the respective rights, preferences and privileges set forth in the Company’s Charter Documents in effect on the date hereof.  All of the outstanding Equity Securities of the Company have been duly authorized and are validly issued, fully paid and nonassessable.  Except as expressly referenced herein or as set forth in Section 3(m) of the Disclosure Schedule, there are as of the date of this Agreement no options, warrants or rights to purchase Equity Securities of the Company authorized, issued or outstanding, and the Company is not obligated in any other manner to issue shares of its Equity Securities.  Except as set forth in Section 3(m) of the Disclosure Schedule, there are no restrictions on the transfer of Equity Securities of the Company, other than those imposed by the Company’s Charter Documents as of the date hereof, or relevant state and federal securities laws, and no holder of any Equity Security of the Company or other Person is entitled to preemptive or similar statutory or contractual rights, either arising pursuant to any agreement or instrument to which the Company is a party or that are otherwise binding upon the Company.  The offer and sale of all Equity Securities of the Company issued before the Closing Date complied with or were exempt from registration or qualification under all applicable federal and state securities laws.  Except as expressly referenced herein or as set forth in Section 3(m) of the Disclosure Schedule, no Person has the right to demand or other rights to cause the Company to file any registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to any Equity Securities of the Company presently outstanding or that may be subsequently issued, or any right to participate in any such registration statement.

(n)           Accuracy of Information Furnished.  None of the Transaction Documents and none of the other certificates, statements or information furnished to the Investors by or on behalf of the Company or the Company’s subsidiaries in connection with the Transaction Documents or the transactions contemplated thereby contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(o)           Tax Status.  The Company and each of its subsidiaries has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(p)           No Financial Advisor, Placement Agent, Broker or Finder.  The Company represents and warrants to the Investor that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby.    The Company shall be responsible for the payment of any fees or commissions, if any, of any financial advisor, placement agent, broker or finder relating to or arising out of the transactions contemplated hereby.  The Company shall pay, and hold the Investor harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out of pocket expenses) arising in connection with any such claim.

4.           Representations and Warranties of the Investor.  The Investor represents and warrants to the Company upon the acquisition of a Note as follows:

(a)           Binding Obligation.  The Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement and the Transaction Documents constitute valid and binding obligations of the Investor, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)           Securities Law Compliance.  The Investor has been advised that the Notes and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is aware that the Company is under no obligation to effect any such registration with respect to the Notes or the underlying securities or to file for or comply with any exemption from registration.  The Investor has not been formed solely for the purpose of making this investment and is purchasing the Notes to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.  The residency of the Investor (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth beneath the Investor’s name on the signature pages hereto.

(c)           Access to Information.  The Investor acknowledges that the Company has given the Investor access to the corporate records and accounts of the Company and to all information in its possession relating to the Company, has made its officers and representatives available for interview by the Investor, and has furnished the Investor with all documents and other information required for the Investor to make an informed decision with respect to the purchase of the Notes.  The foregoing, however, does not limit or modify the representations or warranties of the Company in Section 2 hereof or the right of the Investor to rely thereon.

        5.           Conditions to Closing of the Investor.  The Investor’s obligations at each Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Investor by written notice to the Company:

(a)           Representations and Warranties.  The representations and warranties made by the Company in Section 3 hereof shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on each Closing Date.

(b)           Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to each Closing shall have been performed or complied with in all material respects.

(c)           Governmental Approvals and Filings.  Except for any notices required or permitted to be filed after each Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Note.

(d)           Legal Requirements.  At each Closing, the sale and issuance by the Company and the purchase by the Investor, of the Notes shall be legally permitted by all laws and regulations to which the Investor or the Company are subject.

(e)           Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at each Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investor.

(f)           Transaction Documents.  The Company shall have duly executed and delivered to the Investor the following documents:

(i)      this Agreement; and

(ii)      the applicable Note.

(g)           Corporate Documents.  The Company shall have delivered to the Investor each of the following:

(i)      Only with respect to the First Tranche Closing, a certificate of the Secretary of the Company, dated the Closing Date, certifying (a) that the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Delaware and attached thereto, is in full force and effect and has not been amended, supplemented, revoked or repealed since the date of such certification; (b) that attached thereto is a true and correct copy of the Bylaws of the Company as in effect on the Closing Date; and (c) that attached thereto are true and correct copies of resolutions duly adopted by the Board of Directors of the Company and continuing in effect, which authorize the execution, delivery and performance by the Company of this Agreement and the Notes and the consummation of the transactions contemplated hereby and thereby; and

(ii)      Only with respect to the First Tranche Closing, a Certificate of Good Standing or comparable certificate as to the Company, certified as of a recent date prior to the Closing Date by the Secretary of State of Delaware.

               (h)      Purchase Price.  The Investor shall have delivered to the Company the Purchase Price in respect of the Note being purchased by the Investor referenced in Section 2(b) hereof.

6.           Conditions to Obligations of the Company.  The Company’s obligation to issue and sell the Notes at the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company by written notice to the Investor:

(a)           Representations and Warranties.  The representations and warranties made by the Investor in Section 4 hereof shall be true and correct when made, and shall be true and correct on each  Closing Date.

(b)           Governmental Approvals and Filings.  Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes.

(c)           Legal Requirements.  At the Closing, the sale and issuance by the Company and the purchase by the Investor, of the Notes shall be legally permitted by all laws and regulations to which the Investor or the Company are subject.

(d)           Purchase Price.  Each Investor shall have delivered to the Company the Purchase Price in respect of the Note being purchased by the Investor referenced in Section 2(b) hereof.

7.           Post-Closing Covenants.

(a)           Website Modifications.  The Investor shall make reasonable modifications to the Quepasa.com site to maximize usage of Company-designed game titles referred to in Schedule I at the requests of the Company from time to time.

(b)           Advice of Counsel.  The Company shall seek the advice of counsel to ensure the legality of the Company-designed game titles referred to in Schedule I in all U.S. jurisdictions on an ongoing basis.  Prior to the Second Tranche Closing and at least one time during each year, the Company shall deliver to the Investor a survey summarizing the applicable laws, rule and regulations, administrative or other interpretations and case law from all 50 U.S. states relating to the legality of the such game titles (the “Survey”).  Furthermore, the Company shall deliver the Survey to the Investor at least five (5) business days before the first U.S. release of such game titles.

(c)           Indemnity.  To the extent permitted by law, the Company will indemnify and hold harmless the Investor against any Damages, and the Company will pay to the Investor any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred.  Unless the law firm representing the Investor reasonably concludes that the cost of defense is expected to exceed the cost of settlement, no consent of the Company shall be required; provided, however, in no event shall the aggregate amounts payable by the Company by way of indemnity or contribution hereunder exceed the greater of (i) the aggregate outstanding principal amount of the Notes plus all accrued and unpaid interest thereon or (ii) the gross revenues paid to or owed to the Company from operation of the games it develops for quepasa.com.  “Damages” means any loss, damage, or liability (joint or several) to which the Investor may become subject under U.S. federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon any violation or alleged violation of U.S. federal or state law related to online skill-based wagering games and the Company-designed game titles referred to in Schedule I.  The failure of the Company to pay any sum due under this Section 7(d) within ten (10) business days of receipt of related invoices shall constitute a material breach of this Agreement.  In such case, the Investor may, at its sole election, settle the claim and recover all costs, including the costs of the settlement, from the Company.

8.           Miscellaneous.

(a)           Waivers and Amendments.  Except to the extent specifically set forth herein, any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and the Investor.

(b)           Governing Law.  This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

(c)           Survival.  The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement for a period of two (2) years from the applicable Closing Date; provided, however, (i)  the covenant set forth in Section 2(h) shall survive the applicable Closing Date until the later of the date (x) the Notes are converted in full or (y) the Notes are paid in full, (ii) the representations and warranties set forth in Sections 3(a) – (g) and (m) and (p) shall survive indefinitely and (iii) the representations, warranties, covenants and/or agreements set forth in Section 3(o) and Sections 7 and 8 shall survive for the applicable statute of limitations.

(d)           Successors and Assigns.  Subject to the restrictions on transfer described in Sections 8(e) and 8(f) below, the rights and obligations of the Company and the Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e)           Registration, Transfer and Replacement of the Notes.  The Notes issuable under this Agreement shall be registered notes.  The Company will keep, at its principal executive office, books for the registration and registration of transfer of the Notes.  Prior to presentation of any Note for registration of transfer, the Company shall treat the Person in whose name such Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.  Subject to any restrictions on or conditions to transfer set forth in any Note, the holder of any Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal requested by such holder, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

(f)           Assignment by the Company.  The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Investor.

(g)           Entire Agreement.  This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and the Investor and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(h)           Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party as follows: (i) if to the Investor, at the Investor’s address, facsimile number or e-mail address set forth on the signature pages hereto, or at such other address as such Investor shall have furnished the Company in writing, or (ii) if to the Company, at c/o Caine T. Moss, Esq., Goodwin Procter LLP, 135 Commonwealth Drive, Menlo Park, CA 94025, or at such other address as the Company shall have furnished to the Investor in writing, with a copy to Caine T. Moss, Esq., Goodwin Procter LLP, 135 Commonwealth Drive, Menlo Park, CA 94025.  All such notices and communications will be deemed effectively given the earlier of (i) when received; (ii) when delivered personally; (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation) or e-mail; (iv) one (1) business day after being deposited with an overnight courier service of recognized standing; or (v) four (4) days after being deposited in the U.S. mail, first class with postage prepaid.

(i)           Expenses.  The Company and each Investor will bear their respective fees and expenses in connection with the preparation, execution and delivery of this Agreement and the other Transaction Documents; provided, however, that at the First Tranche Closing the Company shall pay the reasonable and documented fees and expenses incurred by counsel to the Investor, up to a maximum amount of Ten Thousand Dollars ($10,000).

(j)           Separability of Agreements; Severability of this Agreement.  If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(k)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

(l)           Waiver of Conflicts.  The Investor acknowledges that Goodwin Procter LLP (“Goodwin”) may in the future represent the Investor in matters unrelated to the transactions contemplated by this Agreement (the “Financing”).  The applicable rules of professional conduct require that Goodwin inform the parties hereunder of this representation and obtain their consent.  Goodwin has acted as counsel to the Company and has negotiated the terms of the Financing solely on behalf of the Company.  The Company and each Investor hereby: (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation; (b) acknowledge that with respect to the Financing, Goodwin has represented solely the Company, and not the Investor or any affiliate of the Investor; (c) and gives its informed consent to Goodwin’s representation of the Company in the Financing.

(m)           Further Assurances.  From and after the date of this Agreement, upon the request of any Investor or the Company, the Company and the Investor shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

(n)           Attorneys’ Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs incurred in proceedings undertaken to establish both entitlement to fees and establishing the amount of fees to be recovered, sometimes referred to as “fees on fees”).  Should a party take an appeal, the prevailing party shall recover attorney’s fees and costs on the appeal, unless the outcome of the appeal is a remand for new trial, in which case the party that ultimately prevails shall recover attorney’s fees and costs for all proceedings including any appeal.  The attorney’s fees incurred in third party actions shall be recoverable by the Investor as damages against the Company if the Company has failed to indemnify the Investor as set forth above.

(o)           Exclusive Jurisdiction and Venue. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state or federal courts of Florida and venue shall be in the County of Palm Beach or appropriate federal district and division.  The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

(Signature Page Follows)

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

Hollywood Creations, Inc.
a Delaware corporation

By:	/s/ Malcolm Barnes
Name: Malcolm Barnes
Title: Chief Executive Officer

INVESTOR:

Quepasa Corporation
a Nevada corporation

By:	/s/ Michael Matte
Name: Michael Matte
Title: Chief Financial Officer

Address:
324 Datura Street, Ste. 114
West Palm Beach, FL 33401
Tel: 561-366-1249
E-mail: mike.matte@quepasacorp.com
Attn: Mike Matte